Exhibit 99.1
Digital Video Systems, Inc.

DVS Notified of Continued Nasdaq Listing

PALO ALTO, Calif., April 6, 2005 -- Digital Video Systems, Inc., or DVS, (Nasdaq: DVID - News), ("the Company") received a letter on April 1, 2005, (the "Letter") from The Nasdaq Stock Market Listing Qualifications Department ("Nasdaq staff") indicating that the Company has complied with all terms of the Nasdaq Listing Qualifications Panel ("the Panel") decision dated January 6, 2005. Those terms included the Company evidencing a closing bid price of at least $1.00 per share on or before February 23, 2005 and for a minimum of ten consecutive trading days thereafter.

The Letter further stated that the Company has resolved the concerns and additional deficiencies raised by the Nasdaq staff in a letter dated March 14, 2005. Those concerns and deficiencies related to compliance with the Nasdaq's shareholder approval requirements, shareholders' equity/market value/net income requirements, as well as board of directors and audit committee requirements.

The Letter also noted that the Panel has determined to condition the Company's continued listing on The Nasdaq SmallCap Market on meeting minimum shareholders' equity requirements. The condition states that the financial statements contained in each of the Company's periodic reports for periods ending on or before March 31, 2006 must evidence shareholders' equity of at least $2,500,000; and that if, during this monitor period, the Company should fail to meet the shareholders' equity requirement, or otherwise fail to satisfy any other requirement for continued listing, the Panel will promptly consider the reasons for such failure and thereafter render a determination with respect to the Company's continued listing on The Nasdaq Stock Market, which could result in the delisting of the Company's securities from The Nasdaq Stock Market.

About Digital Video Systems, Inc.

Established in 1992, DVS is a publicly held company specializing in the development and application of digital video technologies enabling the convergence of data, digital audio, digital video and high-end graphics. DVS is headquartered in Palo Alto, California, with subsidiaries and manufacturing facilities in South Korea and China and a subsidiary in India. Additional information may be obtained at www.dvsystems.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Any statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding DVS's continued ability to meetThe Nasdaq SmallCap Market listing requirements. Other important factors that may cause actual results to differ include, but are not limited to, financial performance of the Company and the success of future financing efforts, ability to resolve litigation involving the former Chief Executive Officer, the effect of economic and business conditions, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Digital Video Systems, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.

For further information please contact Larissa Licea, Digital Video Systems, Inc., +1-650-322-8108; ext. 106 or Sean Collins of CCG, +1-818-789-0100, for Digital Video Systems, Inc.

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